EXHIBIT 99.1

East West Bancorp, Inc. 135 N. Los Robles Ave., 7th Fl. Pasadena, CA 91101 Tel. 626.768.6800 Fax 626.817.8838

FOR FURTHER INFORMATION AT THE COMPANY:

Irene Oh
Chief Financial Officer
(626) 768-6360

EAST WEST BANCORP REPORTS 185% INCREASE IN EARNINGS PER
SHARE FROM PRIOR YEAR TO $0.37 FOR FIRST QUARTER 2011 AND
INCREASE IN ANNUAL DIVIDEND TO $0.20 PER SHARE

Pasadena, CA – April 26, 2011 – East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, the financial bridge between the U.S. and Asia, today reported financial results for the first quarter of 2011. For the first quarter of 2011, net income was $56.1 million or $0.37 per dilutive share. In the first quarter, East West increased profitability $31.2 million or 125% and increased earnings per dilutive share $0.24 or 185% from the prior year period.

“East West’s solid results for the first quarter of 2011 with net income of $56.1 million or $0.37 per share reflect strong performance across the Bank,” stated Dominic Ng, Chairman and Chief Executive Officer of East West. “Throughout the organization we have performed well, increasing loan and deposit market share and increasing profitability. During the first quarter of 2011, non-covered commercial and trade finance loan balances grew 10% to a record $2.2 billion and core deposits grew 3% to a record $9.1 billion.”

“As we look towards the future, there are many opportunities for East West to expand market share and grow our business. We are confident that we can take advantage of these opportunities to increase our earnings power in 2011 and beyond. For the last several quarters, East West has posted strong growth in our non-covered commercial and trade finance loan portfolios, improved credit quality, and increased deposits while maintaining strong discipline on operating expenses.”

Ng concluded, “We are pleased to announce that our strong balance sheet and profitability has allowed us to increase our annual dividend rate from $0.04 to $0.20 per share. East West is focused on active capital management, utilizing our capital to support strong organic growth while also providing a strong return to our shareholders.”

2011 Quarterly Results Summary

	For the three months ended,
Dollars in millions, except per share	March 31, 2011	December 31, 2010	March 31, 2010
Net income	$56.1	$56.3	$24.9
Net income available to common shareholders*	54.4	32.2	18.8
Earnings per share (diluted)*	0.37	0.22	0.13

Return on average assets	1.07%	1.10%	0.49%
Return on average common equity	10.50%	6.28%	4.71%

Tier 1 risk-based capital ratio	15.9%	15.7%	18.9%
Total risk-based capital ratio	17.7%	17.5%	20.9%

*Q4 2010 EPS and net income available to common shareholders included a noncash charge of $18.7 million or $0.13 per dilutive share related to the repurchase of preferred stock issued to the U.S. Treasury.

First Quarter 2011 Highlights

•
Strong First Quarter Earnings – For the first quarter 2011, net income was $56.1 million or $0.37 per share. Earnings per share grew $0.02 or 6% from the fourth quarter of 2010, excluding the noncash charge of $18.7 million or $0.13 per dilutive share in the fourth quarter of 2010 resulting from accelerated discount accretion on the repurchase of the preferred stock issued to the U.S. Treasury. 1

•	C&I Loan Growth of 10% Quarter to Date – Quarter to date, non-covered commercial and trade finance loans grew $200.5 million or 10% to $2.2 billion.

•
Record Deposit Growth – Total deposits grew to a record $16.4 billion, a $795.3 million or 5% increase from December 31, 2010. Core deposits grew to a record $9.1 billion as of March 31, 2011, an increase of $231.1 million or 3% from December 31, 2010.

•
Provision for Loan Losses Down 11% from Q4 2010, Down 65% from Q1 2010 – Provision for loan losses declined to $26.5 million, a decrease of $3.3 million or 11% from the prior quarter and a decrease of $49.9 million or 65% from the first quarter of 2010.

•
Net Charge-offs Down 11% from Q4 2010, Down 46% from Q1 2010 – Net charge-offs declined to $34.2 million, a decrease of $4.1 million or 11% from the prior quarter and a decrease of $29.7 million or 46% from the first quarter of 2010.

•
Nonperforming Assets Down 3% to 0.89% of Total Assets – Nonperforming assets decreased to $188.3 million, or 0.89% of total assets. This is the sixth consecutive quarter East West has reported a nonperforming assets to total assets ratio under 1.00%, and represents a decrease in nonperforming assets of 3% from the fourth quarter of 2010.

•	Return on Common Equity Improves to 10.5% – We have improved our return to common shareholders by 67% to 10.50% from 6.28% in the fourth quarter.

•
Efficiency Ratio Improves 4% to 43.14% – Noninterest expenses, excluding prepayment penalties on FHLB advances and net of amounts to be reimbursed by the FDIC, declined $7.5 million or 7% from the fourth quarter of 2010 to $93.3 million for the first quarter of 2011, resulting in an efficiency ratio of 43.14% for the quarter.1

Management Guidance

The Company is providing guidance for the second quarter of 2011 and the full year of 2011. Management currently estimates that fully diluted earnings per share for the full year of 2011 will range from $1.47 to $1.50 per dilutive share or an increase of approximately 77% to 81% from 2010. Additionally, management has increased the 2011 full year guidance from our previously released guidance by approximately $0.02 per dilutive share. Management currently estimates that fully diluted earnings per share for the second quarter of 2011 will range from $0.35 to $0.37 per dilutive share. This EPS guidance for the second quarter is based on the following assumptions:

•	Stable balance sheet
•	A stable interest rate environment and an adjusted net interest margin between 4.00% and 4.10%
•	Provision for loan losses of approximately $24 million to $28 million
•	Total noninterest expense of approximately $95 million to $100 million, net of amounts to be reimbursed by the FDIC
•	Effective tax rate of approximately 35%

Balance Sheet Summary

At March 31, 2011, total assets increased 2% to $21.1 billion compared to $20.7 billion at December 31, 2010. Average earning assets increased 3% to $18.7 billion for the quarter ended March 31, 2011, compared to $18.1 billion for the quarter ended December 31, 2010. The increase in total assets and average earning assets was fueled by our strong deposit growth during the quarter of 5% or $795.3 million.

Loans receivable at March 31, 2011 totaled $13.7 billion, reflecting no change from December 31, 2010.  During the first quarter, non-covered loan balances increased 2% or $185.3 million to $9.1 billion at March 31, 2011. The increase in non-covered loans was primarily driven by increases in commercial and trade finance loans of 10% or $200.5 million and single family loans of 7% or $82.3 million, partially offset by decreases in commercial real estate, multifamily, land and construction loans. Additionally, as of March 31, 2011, we classified $303.7 million of loans as held for sale, primarily comprised of government guaranteed student loans.

Covered Loans
Covered loans totaled $4.6 billion as of March 31, 2011, a decrease of $201.1 million during the first quarter. The decrease in the covered loan portfolio was mainly due to paydowns, payoffs and charge-off activity.

The covered loan portfolio is primarily comprised of loans acquired from the FDIC-assisted acquisition of United Commercial Bank (UCB) which are covered under loss share agreements with the FDIC. After active management of the portfolio for over a year, we resolved many problem loans and during the fourth quarter of 2010 we concluded that the credit quality is better than originally estimated. As such, we lowered the credit discount on the UCB covered loan portfolio resulting in an increase in interest income over the life of the loans. Correspondingly, with the lowered credit discount, the expected reimbursement from the FDIC under the loss sharing agreement also decreased, resulting in amortization on the FDIC indemnification asset over the life of the indemnification asset, which is recorded as a charge to noninterest income. The net decrease in the FDIC indemnification asset resulting from loan disposition activity, recoveries and amortization of the indemnification asset was $26.9 million in the first quarter of 2011.

In total, the net decrease in the FDIC indemnification asset and receivable recorded in noninterest income (loss) was $(17.4) million for the first quarter of 2011. The net decrease of $26.9 million discussed above was partially offset by an increase in the FDIC receivable of $9.5 million due to reimbursable expense claims. During the first quarter we incurred $11.9 million in expenses on covered loans and other real estate owned, 80% or $9.5 million of which is reimbursable from the FDIC.

Deposits and Borrowings
Deposit balances increased to a record $16.4 billion at March 31, 2011, a 5% or $795.3 million increase from $15.6 billion at December 31, 2010. During the quarter, total core deposits increased to a record $9.1 billion, or an increase of 3% or $231.1 million and time deposits increased to $7.3 billion, or an increase of 8% or $564.2 million. The strong increase in core deposits during the first quarter was primarily driven by a significant increase in noninterest-bearing demand deposits. Noninterest-bearing demand deposits increased by 10% or $275.3 million for the first quarter of 2011.  The strong increase in time deposits in the first quarter of 2011 was primarily due to the success of our Chinese New Year retail deposit campaign.

As of March 31, 2011, FHLB advances totaled $793.6 million, a decrease of 35% or $420.5 million from December 31, 2010. During the first quarter of 2011, East West paid off maturing FHLB borrowings and also prepaid $216.9 million of FHLB advances at an average cost of 2.80%, incurring a prepayment penalty of $4.0 million, which is included in noninterest expense. These actions were taken to better position the balance sheet, reducing borrowing costs and improving net interest margin in the coming quarters.

First Quarter 2011 Operating Results

Net Interest Income
The core net interest margin, excluding the net impact to interest income of $26.9 million resulting from the loan disposition activity and amortization of the indemnification asset, totaled 3.94% for the quarter, compared to 4.43% in the fourth quarter of 2010. 1 The decline in our net interest margin from the previous quarter is primarily related to a decrease in cashflow on covered loans resulting from a decrease in disposition and prepayment activity. Additionally, due to the strong deposit growth during the quarter, excess liquidity was deployed into lower yielding short-term investments. Although our net interest margin remains strong, similar to many banks, we are experiencing some net interest margin compression from the extended low interest rate environment.  As such, the Company took actions in the first quarter and will take additional steps in future quarters to minimize this impact. In the first quarter of 2011, East West prepaid $216.9 million of FHLB advances at an average cost of 2.80%. The prepayment of these FHLB advances will result in an improvement to our net interest margin of approximately 3 basis points in future quarters.  In addition, as discussed above, low-cost core deposit growth remains strong. Our average cost of deposits remains low at 0.66% for the first quarter of 2011 a decrease from 0.67% for the fourth quarter of 2010 and 0.93% for the first quarter of 2010.  East West will continue to look for opportunities to minimize our cost of funds and maximize our yield through redeployment of excess liquidity into higher interest-earning assets.

Noninterest Income
The Company reported total noninterest income for the first quarter of 2011 of $11.0 million, compared to a noninterest loss of $17.3 million in the fourth quarter of 2010 and a noninterest loss of $8.5 million in the first quarter of 2010. The noninterest losses in the prior quarter and the prior year period were due to a net decrease in the FDIC indemnification asset and receivable of $36.0 million for the fourth quarter of 2010 and $43.6 million in the first quarter of 2010.

Total fees and other operating income increased to $19.0 million for the first quarter of 2011, an increase from both the fourth quarter of 2010 and first quarter of 2010 as detailed below:

	Quarter Ended	Quarter Ended	Quarter Ended	% Change
($ in thousands)	March 31, 2011	December 31, 2010	March 31, 2010	(Yr/Yr)

Branch fees	$7,754	$7,681	$8,758	-11%
Letters of credit fees and commissions	3,044	3,323	2,740	11%
Ancillary loan fees	1,991	2,101	1,689	18%
Other operating income	6,234	5,187	2,527	147%
Total fees & other operating income	$19,023	$18,292	$15,714	21%

Other operating income increased 20% or $1.0 million during the first quarter due to increases in foreign exchange income and other fee income.  Also included in noninterest income for the first quarter of 2011 were gains on sales of loans of $7.4 million, from the sale of student loans and SBA loans and a net gain on sales of investment securities of $2.5 million.

Noninterest Expense
Noninterest expense totaled $106.8 million for the first quarter of 2011, a decrease of 6% or $7.0 million from the fourth quarter of 2010, and a decrease of 23% or $32.1 million from the first quarter of 2010. The decrease in noninterest expense was primarily due to declines in credit cycle costs and integration related expenses. Compared to the prior quarter, other real estate owned expense decreased $6.2 million, loan related expenses decreased $3.4 million, legal expenses decreased by $1.1 million, consulting expenses decreased $686 thousand, and other operating expenses decreased by $3.9 million. These improvements were offset by an increase in deposit insurance premiums of $3.8 million and prepayment penalties on FHLB advances of $4.0 million during the first quarter of 2011.

In the first quarter, we incurred $11.9 million in expenses on covered loans and other real estate owned for which we expect that 80% or $9.5 million will be reimbursed by the FDIC. Of the $9.5 million of expenses reimbursable by the FDIC, $6.5 million is related to net writedowns and expenses on other real estate owned, and $3.0 million is related to legal and other loan related expenses. Noninterest expense excluding amounts to be reimbursed by the FDIC and the prepayment penalty on FHLB advances totaled $93.3 million for the first quarter of 2011. 1

A summary of the noninterest expenses for the first quarter 2011, compared to the fourth quarter 2010, is detailed below:

	Quarter Ended	Quarter Ended
($ in thousands)	March 31, 2011	December 31, 2010
Total noninterest expense:	$106,789	$113,743
Amounts to be reimbursed on covered assets (80% of actual expense amount)	9,483	12,958
Prepayment penalties for FHLB Advances	4,022	-
Noninterest expense excluding reimbursement amounts and prepayment penalty on FHLB Advances	$93,284	$100,785

Management anticipates that in the second quarter of 2011, noninterest expense will be approximately $95 million to $100 million, net of amounts reimbursable from the FDIC.

The effective tax rate for the first quarter was 35.2% compared to 34.3% in the prior quarter. The effective tax rate is reduced from the statutory tax rate primarily due to the utilization of tax credits related to affordable housing investments.

Credit Quality

East West continues to proactively manage credit, resulting in further improvements in all key asset quality metrics. Nonperforming assets, excluding covered assets, decreased by $6.5 million or 3% to $188.3 million or 0.89% of total assets. In addition, for the sixth consecutive quarter, both net charge-offs and the provision for loan losses have declined. The provision for loan losses was $26.5 million for the first quarter of 2011, a decrease of 11% compared to the previous quarter and a decrease of 65% compared to the first quarter of 2010. Total net charge-offs decreased to $34.2 million for the first quarter of 2011, a decrease of 11% from the previous quarter and a decrease of 46% compared to the previous year as detailed below:

	For the three months ended,			% Change

($ in thousands)	March 31, 2011	December 31, 2010	March 31, 2010	Yr/Yr
Net charge-offs	$34,219	$38,344	$63,929	-46%
Provision for loan losses	$26,506	$29,834	$76,421	-65%

Management expects that the provision for loan losses will continue to decrease and range from $24 million to $28 million for the second quarter of 2011 and $95 million to $100 million for the full year 2011.

Notwithstanding the improvements in credit noted above, we have maintained a strong allowance for non-covered loan losses at $220.4 million or 2.50% of non-covered loans receivable at March 31, 2011. This compares to an allowance for non-covered loan losses of $230.4 million or 2.64% of non-covered loans at December 31, 2010 and $250.5 million or 2.93% of outstanding loans at March 31, 2010.

Capital Strength

Capital Strength
(Dollars in millions)
	March 31, 2011	Well Capitalized Regulatory Requirement		Total Excess Above Well Capitalized Requirement
Tier 1 leverage capital ratio	9.3%	5.00%		$871
Tier 1 risk-based capital ratio	15.9%	6.00%		1,180
Total risk-based capital ratio	17.7%	10.00%		913
Tangible common equity to tangible asset	8.0%	N/A		N/A
Tangible common equity to risk weighted assets ratio	13.9%	4.00	% *	1,175

*As there is no stated regulatory guideline for this ratio, the SCAP (Supervisory Capital Assessment Program) guideline of 4.00% tangible common equity has been used.

During the fourth quarter of 2010, East West repurchased $306.5 million of preferred stock issued under the U.S. Treasury Capital Purchase Program and in the first quarter of 2011, East West repurchased all outstanding warrants issued to the U.S. Treasury in connection with this program for $14.5 million. Even after the repayment of TARP, our capital ratios remain very strong. As of the end of the first quarter of 2011, our Tier 1 leverage capital ratio totaled 9.3%, our Tier 1 risk-based capital ratio totaled 15.9% and our total risk-based capital ratio totaled 17.7%. East West exceeds well capitalized requirements for all regulatory guidelines by over $800 million.

The Company is focused on active capital management and remains committed to maintaining strong capital levels that exceed regulatory requirements, while also supporting balance sheet growth, and providing a strong return to our shareholders. In line with these priorities, the Board of Directors has approved an increase in our annual common stock dividend rate from $0.04 per share to $0.20 per share. The increase in the dividend rate will be effective for the second quarter of 2011.

Dividend Payout

East West’s Board of Directors has declared second quarter dividends on the common stock and Series A Preferred Stock. The common stock cash dividend of $0.05 is payable on or about May 24, 2011 to shareholders of record on May 10, 2011. The dividend on the Series A Preferred Stock of $20.00 per share is payable on May 1, 2011 to shareholders of record on April 15, 2011.

Conference Call

East West will host a conference call to discuss first quarter of 2011 earnings with the public on Wednesday, April 27, 2011 at 8:30 a.m. PDT/ 11:30 a.m. EDT. The public and investment community are invited to listen as management discusses first quarter results and operating developments. The following dial-in information is provided for participation in the conference call: Local call within the US – (877) 317-6789; Call within Canada – (866) 605-3852; International call – (412) 317-6789.  A listen-only live broadcast of the call also will be available on the investor relations page of the company's website at www.eastwestbank.com.

About East West

East West Bancorp is a publicly owned company with $21.1 billion in assets and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent commercial banks headquartered in California with over 130 locations worldwide, including the U.S. markets of California, New York, Georgia, Massachusetts, Texas and Washington. In Greater China, East West’s presence includes a full service branch in Hong Kong and representative offices in Beijing, Shanghai, Shenzhen and Taipei.  Through a wholly-owned subsidiary bank, East West’s presence in Greater China also includes full service branches in Shanghai and Shantou and a representative office in Guangzhou. For more information on East West Bancorp, visit the Company's website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 (See Item I -- Business, and Item 7 -- Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of borrowers to perform as required under the terms of their loans; effect of additional provisions for loan losses; effect of any goodwill impairment, the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions.  Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.

1 See reconciliation of the GAAP financial measure to this non-GAAP financial measure in the tables below.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	March 31, 2011	December 31, 2010	March 31, 2010
Assets
Cash and cash equivalents	$1,492,922	$1,333,949	$1,380,263
Short-term investments	140,585	143,560	257,656
Securities purchased under resale agreements	768,369	500,000	380,000
Investment securities	2,930,976	2,875,941	2,191,527
Loans receivable, excluding covered loans (net of allowance for loan losses of $220,402, $230,408 and $250,517)	8,870,177	8,650,254	8,250,808
Covered loans, net	4,599,757	4,800,876	5,220,721
Total loans receivable, net	13,469,934	13,451,130	13,471,529
Federal Home Loan Bank and Federal Reserve stock	203,760	210,090	227,409
FDIC indemnification asset	717,260	792,133	980,950
Other real estate owned, net	15,580	21,865	6,907
Other real estate owned covered, net	142,416	123,902	78,354
Premiums on deposits acquired, net	76,332	79,518	86,351
Goodwill	337,438	337,438	337,438
Other assets	851,454	831,011	900,792
Total assets	$21,147,026	$20,700,537	$20,299,176

Liabilities and Stockholders' Equity
Deposits	16,436,598	$15,641,259	$14,606,702
Federal Home Loan Bank advances	793,643	1,214,148	1,769,452
Securities sold under repurchase agreements	1,081,019	1,083,545	1,032,511
Subordinated debt and trust preferred securities	235,570	235,570	235,570
Other borrowings	11,090	10,996	52,752
Accrued expenses and other liabilities	431,189	401,088	296,400
Total liabilities	18,989,109	18,586,606	17,993,387
Stockholders' equity	2,157,917	2,113,931	2,305,789
Total liabilities and stockholders' equity	$21,147,026	$20,700,537	$20,299,176
Book value per common share	$13.96	$13.67	$13.09
Number of common shares at period end	148,638	148,543	147,908

Ending Balances
	March 31, 2011	December 31, 2010	March 31, 2010
Loans receivable
Real estate - single family	$1,201,311	$1,119,024	$961,397
Real estate - multifamily	949,034	974,745	997,325
Real estate - commercial	3,339,592	3,392,984	3,572,003
Real estate - land	220,135	235,707	317,880
Real estate - construction	254,614	278,047	415,247
Commercial	2,183,819	1,983,355	1,444,717
Consumer	670,529	733,526	830,717
Total loans receivable held for investment, excluding covered loans	8,819,034	8,717,388	8,539,286
Loans held for sale	303,673	220,055	17,540
Covered loans, net	4,599,757	4,800,876	5,220,721
Total loans receivable	13,722,464	13,738,319	13,777,547
Unearned fees, premiums and discounts	(32,128)	(56,781)	(55,501)
Allowance for loan losses on non-covered loans	(220,402)	(230,408)	(250,517)
Net loans receivable	$13,469,934	$13,451,130	$13,471,529

Deposits
Noninterest-bearing demand	$2,951,793	$2,676,466	$2,289,933
Interest-bearing checking	808,070	757,446	628,759
Money market	4,362,483	4,457,376	3,844,378
Savings	984,552	984,518	982,616
Total core deposits	9,106,898	8,875,806	7,745,686
Time deposits	7,329,700	6,765,453	6,861,016
Total deposits	$16,436,598	$15,641,259	$14,606,702

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Quarter Ended
	March 31, 2011	December 31, 2010	March 31, 2010

Interest and dividend income	$254,335	$292,195	$318,703
Interest expense	(45,501)	(45,633)	(56,979)
Net interest income before provision for loan losses	208,834	246,562	261,724
Provision for loan losses	(26,506)	(29,834)	(76,421)
Net interest income after provision for loan losses	182,328	216,728	185,303
Noninterest income (loss)	11,041	(17,279)	(8,451)
Noninterest expense	(106,789)	(113,743)	(138,910)
Income before benefit for income taxes	86,580	85,706	37,942
Provision for income taxes	30,509	29,357	13,026
Net income	56,071	56,349	24,916
Preferred stock dividend and amortization of preferred stock discount	(1,715)	(24,109)	(6,138)
Net income available to common stockholders	$54,356	$32,240	$18,778
Net income per share, basic	$0.37	$0.22	$0.17
Net income per share, diluted	$0.37	$0.22	$0.13
Shares used to compute per share net income:
- Basic	146,837	146,625	109,961
- Diluted	153,334	147,524	146,865

	Quarter Ended

	March 31, 2011	December 31, 2010	March 31, 2010
Noninterest income (loss):
Branch fees	$7,754	$7,681	$8,758
Decrease in FDIC indemnification asset and FDIC receivable	(17,443)	(36,043)	(43,572)
Net gain on sales of loans	7,410	6,265	-
Letters of credit fees and commissions	3,044	3,323	2,740
Net gain on sales of investments	2,515	5,244	16,111
Impairment loss on investment securities	(464)	(6,340)	(4,799)
Ancillary loan fees	1,991	2,101	1,689
(Loss) gain on acquisition	-	(4,697)	8,095
Other operating income	6,234	5,187	2,527
Total noninterest income (loss)	$11,041	$(17,279)	$(8,451)

Noninterest expense:
Compensation and employee benefits	$38,270	$39,001	$50,779
Occupancy and equipment expense	12,598	13,051	11,944
Loan related expenses	3,099	6,503	2,997
Other real estate owned expense	10,664	16,879	18,012
Deposit insurance premiums and regulatory assessments	7,191	3,416	11,581
Prepayment penalties for FHLB advances	4,022	-	9,932
Legal expense	4,101	5,186	2,907
Amortization of premiums on deposits acquired	3,185	3,237	3,384
Data processing	2,603	2,441	2,482
Consulting expense	1,626	2,312	2,141
Amortization of investments in affordable housing partnerships	4,525	2,915	3,037
Other operating expense	14,905	18,802	19,714
Total noninterest expense	$106,789	$113,743	$138,910

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances		Quarter Ended

	March 31, 2011	December 31, 2010	March 31, 2010
Loans receivable
Real estate - single family	$1,161,336	$1,091,042	$931,318
Real estate - multifamily	961,770	969,801	1,071,910
Real estate - commercial	3,379,191	3,430,009	3,601,112
Real estate - land	229,901	250,530	356,908
Real estate - construction	278,668	297,558	449,272
Commercial	2,056,781	1,834,920	1,472,451
Consumer	1,055,534	992,408	731,771
Total loans receivable, excluding covered loans	9,123,181	8,866,268	8,614,742
Covered loans	4,695,964	4,866,915	5,369,328
Total loans receivable	13,819,145	13,733,183	13,984,070
Investment securities	2,818,703	2,876,561	2,185,875
Earning assets	18,741,052	18,144,027	17,940,933
Total assets	20,894,782	20,467,482	20,398,717

Deposits
Noninterest-bearing demand	$2,708,842	$2,649,912	$2,222,104
Interest-bearing checking	771,626	756,741	636,039
Money market	4,386,100	4,275,692	3,464,234
Savings	971,313	957,781	992,186
Total core deposits	8,837,881	8,640,126	7,314,563
Time deposits	7,139,530	6,664,058	7,315,789
Total deposits	15,977,411	15,304,184	14,630,352
Interest-bearing liabilities	15,609,601	15,004,890	15,763,168
Stockholders' equity	2,153,460	2,416,463	2,293,712

Selected Ratios	Quarter Ended

	March 31, 2011	December 31, 2010	March 31, 2010
For The Period
Return on average assets	1.07%	1.10%	0.49%
Return on average common equity	10.50%	6.28%	4.71%
Interest rate spread (2)	4.32%	5.18%	5.73%
Net interest margin (2)	4.52%	5.39%	5.92%
Yield on earning assets (2)	5.50%	6.39%	7.20%
Cost of deposits	0.66%	0.67%	0.93%
Cost of funds	1.01%	1.03%	1.28%
Noninterest expense/average assets (1)	1.82%	2.10%	2.40%
Efficiency ratio (3)	43.14%	44.77%	49.03%

(1) Excludes the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances.

(2) Yields on certain securities have been adjusted upward to a "fully taxable equivalent" basis in order to reflect the effect of income which is exempt from federal income taxation at the current statutory tax rate.

(3) Represents noninterest expense, excluding the amortization of intangibles, amortization and impairment loss of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding items that are non-recurring in nature.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Quarter Ended
	March 31, 2011			March 31, 2010
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Short-term investments and interest bearing deposits in other banks	$995,484	$2,740	1.12%	$1,289,964	$3,541	1.11%
Securities purchased under resale agreements	898,122	4,270	1.90%	259,319	6,263	9.66%
Investment securities (2)	2,818,703	18,857	2.68%	2,185,875	20,190	3.75%
Loans receivable	9,123,181	114,911	5.11%	8,614,742	122,028	5.74%
Loans receivable - covered	4,695,964	112,615	9.73%	5,369,328	165,916	12.53%
Federal Home Loan Bank and Federal Reserve Bank stocks	209,598	942	1.80%	221,705	779	1.41%
Total interest-earning assets	18,741,052	254,335	5.50%	17,940,933	318,717	7.20%

Noninterest-earning assets:
Cash and due from banks	272,112			324,655
Allowance for loan losses	(236,196)			(253,482)
Other assets	2,117,814			2,386,611
Total assets	$20,894,782			$20,398,717

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	771,626	648	0.34%	636,039	614	0.39%
Money market accounts	4,386,100	5,975	0.55%	3,464,234	7,966	0.93%
Savings deposits	971,313	732	0.31%	992,186	1,142	0.47%
Time deposits	7,139,530	18,627	1.06%	7,315,789	23,726	1.32%
Federal Home Loan Bank advances	1,014,009	5,778	2.31%	2,035,825	9,005	1.79%
Securities sold under repurchase agreements	1,080,240	12,017	4.45%	1,028,698	12,541	4.88%
Subordinated debt and trust preferred securities	235,570	1,571	2.67%	235,570	1,547	2.63%
Other borrowings	11,212	153	5.46%	54,827	438	3.20%
Total interest-bearing liabilities	15,609,600	45,501	1.18%	15,763,168	56,979	1.47%

Noninterest-bearing liabilities:
Demand deposits	2,708,842			2,222,104
Other liabilities	422,880			119,733
Stockholders' equity	2,153,460			2,293,712
Total liabilities and stockholders' equity	$20,894,782			$20,398,717

Interest rate spread			4.32%			5.73%

Net interest income and net interest margin		$208,834	4.52%		$261,738	5.92%

Net interest income and net interest margin, adjusted (3)		$181,908	3.94%		$198,790	4.49%

(1) Annualized.
(2) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.
(3) Amounts exclude the net impact of covered loan dispositions of $26.9 million and $60.4 million for the three months ended March 31, 2011 and 2010, respectively, and repurchase agreement termination gain of $2.5 million for March 31, 2010.

EAST WEST BANCORP, INC.
QUARTERLY ALLOWANCE FOR LOAN LOSSES RECAP
(In thousands)
(unaudited)

	Quarter Ended
	3/31/2011	12/31/2010	3/31/2010
LOANS
Allowance balance, beginning of period	$234,633	$244,186	$238,833
Allowance for unfunded loan commitments and letters of credit	(758)	(1,043)	(808)
Provision for loan losses	26,506	29,834	76,421

Net Charge-offs:
Real estate - single family	928	1,770	3,426
Real estate - multifamily	2,178	5,048	4,860
Real estate - commercial	4,603	13,557	8,201
Real estate - land	8,931	8,942	26,828
Real estate - residential construction	7,273	(212)	11,642
Real estate - commercial construction	620	3,086	2,029
Commercial	8,660	5,981	6,368
Consumer	1,027	172	575
Total net charge-offs (recovery)	34,220	38,344	63,929
Allowance balance, end of period (3)	$226,161	$234,633	$250,517

UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT:
Allowance balance, beginning of period	$9,952	$8,909	$8,119
Provision for unfunded loan commitments and letters of credit	758	1,043	808
Allowance balance, end of period	$10,710	$9,952	$8,927
GRAND TOTAL, END OF PERIOD	$236,871	$244,585	$259,444

Nonperforming assets to total assets (1)	0.89%	0.94%	0.89%
Allowance for loan losses on non-covered loans to total gross non-covered loans held for investment at end of period	2.50%	2.64%	2.93%
Allowance for loan losses on non-covered loans and unfunded loan commitments to total gross non-covered loans held for investment at end of period	2.62%	2.76%	3.04%
Allowance on non-covered loans to non-covered nonaccrual loans at end of period	127.59%	133.24%	143.62%
Nonaccrual loans to total loans (2)	1.26%	1.26%	1.27%

(1) Nonperforming assets excludes covered loans and covered REOs. Total assets includes covered assets.
(2) Nonaccrual loans excludes covered loans.  Total loans includes covered loans.
(3) Included in the allowance is $5.8 million and $4.2 million related to covered loans as of March 31, 2011 and December 31, 2010, respectively. This allowance is related to drawdowns on commitments that were in existence as of the acquisition dates and therefore, are covered under the loss share agreements with the FDIC. Allowance on these subsequent drawdowns is accounted for as part of our general allowance.

EAST WEST BANCORP, INC
TOTAL NON-PERFORMING ASSETS, EXCLUDING COVERED ASSETS
(in thousands)
(unaudited)

AS OF MARCH 31, 2011
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$10,585	$-	$10,585	$441	$11,026
Real estate - multifamily	9,101	4,320	13,421	184	13,605
Real estate - commercial	41,494	5,027	46,521	3,966	50,487
Real estate - land	11,053	10,064	21,117	9,856	30,973
Real estate - residential construction	15,664	1,000	16,664	92	16,756
Real estate - commercial construction	9,329	20,390	29,719	775	30,494
Commercial	18,003	14,954	32,957	180	33,137
Consumer	1,755	-	1,755	86	1,841
Total	$116,984	$55,755	$172,739	$15,580	$188,319

AS OF DECEMBER 31, 2010
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$7,059	$355	$7,414	$556	$7,970
Real estate - multifamily	9,687	7,695	17,382	468	17,850
Real estate - commercial	48,096	7,962	56,058	3,566	59,624
Real estate - land	8,138	20,761	28,899	16,180	45,079
Real estate - residential construction	-	22,341	22,341	92	22,433
Real estate - commercial construction	14,198	3,347	17,545	780	18,325
Commercial	8,235	14,436	22,671	223	22,894
Consumer	620	-	620	-	620
Total	$96,033	$76,897	$172,930	$21,865	$194,795

AS OF MARCH 31, 2010
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$13,673	$-	$13,673	$-	$13,673
Real estate - multifamily	12,444	4,780	17,224	712	17,936
Real estate - commercial	28,484	4,127	32,611	2,979	35,590
Real estate - land	27,077	32,266	59,343	2,007	61,350
Real estate - residential construction	3,188	782	3,970	379	4,349
Real estate - commercial construction	15,066	9,652	24,718	830	25,548
Commercial	7,209	14,227	21,436	-	21,436
Consumer	1,218	234	1,452	-	1,452
Total	$108,359	$66,068	$174,427	$6,907	$181,334

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(Unaudited)

The tangible common equity to risk weighted asset and tangible common equity to tangible asset ratios is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. As the use of tangible common equity to tangible asset is more prevalent in the banking industry and with banking regulators and analysts, we have included the tangible common equity to risk-weighted assets and tangible common equity to tangible asset ratios.

As of
March 31, 2011
Stockholders' Equity	$2,157,917
Less:
Preferred Equity	(83,027)
Goodwill and other intangible assets	(423,138)
Tangible common equity	$1,651,752

Risk-weighted assets	11,921,804

Tangible Common Equity to risk-weighted assets	13.9%

As of
March 31, 2011
Total assets	$21,147,026
Less:
Goodwill and other intangible assets	(423,138)
Tangible assets	$20,723,888

Tangible common equity to tangible asset ratio	8.0%

Operating noninterest income is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. There are noninterest income line items that are non-core in nature. Operating noninterest income excludes such non-core noninterest income line items. The Company believes that presenting the operating noninterest income provides more clarity to the users of financial statements regarding the core noninterest income amounts.

Quarter Ended
March 31, 2011
Noninterest income (loss)	$11,041
Add:
Impairment loss on investment securities	464
Less:
Net gain on sales of investments	(2,515)
Net gain on sales of loans	(7,410)
Decrease in FDIC indemnification asset and FDIC receivable	17,443
Operating noninterest income (non-GAAP)	$19,023

Quarter Ended
March 31, 2010
Noninterest income (loss)	$(8,451)
Add:
Impairment loss on investment securities	4,799
Less:
Net gain on sales of investments	(16,111)
Gain on acquisition	(8,095)
Decrease in FDIC indemnification asset and FDIC receivable	43,572
Operating noninterest income (non-GAAP)	$15,714

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(Unaudited)

Operating noninterest expense is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. These are noninterest expense line items that are non-core in nature. Operating noninterest expense excludes such non-core noninterest expense line items. The Company believes that presenting the operating noninterest expense provides more clarity to the users of financial statements regarding the core noninterest expense amounts.

Quarter Ended
March 31, 2011
Total noninterest expense:	$106,789
Amounts to be reimbursed on covered assets (80% of actual expense amount)	9,483
Prepayment penalties for FHLB advances	4,022
Noninterest expense excluding reimbursement amounts and prepayment penalties for FHLB advances	$93,284

Quarter Ended
December 31, 2010
Total noninterest expense:	$113,743
Amounts to be reimbursed on covered assets (80% of actual expense amount)	12,958
Noninterest expense excluding reimbursement amounts	$100,785

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(Unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest margin includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income and net interest margin excluding such non-core items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended March 31, 2011
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$18,741,052	$254,335	5.50%
Net interest income and net interest margin		$208,834	4.52%
Less net impact of covered loan dispositions and amortization of the FDIC indemnification asset		(26,926)
Net interest income and net interest margin, excluding net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$181,908	3.94%

	Quarter Ended December 31, 2010
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$18,144,027	$292,195	6.39%
Net interest income and net interest margin		$246,562	5.39%
Less net impact of covered loan dispositions and amortization of the FDIC indemnification asset		(43,783)
Net interest income and net interest margin, excluding net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$202,779	4.43%

	Quarter Ended March 31, 2010
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$17,940,933	$318,717	7.20%
Net interest income and net interest margin		$261,738	5.92%
Less yield adjustment related to:
Net impact of covered loan dispositions		(60,412)
Reverse repurchase agreement termination gain		(2,536)
Total yield adjustment		(62,948)
Net interest income and net interest margin, excluding net impact of covered loan dispositions		$198,790	4.49%

(1) Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(Unaudited)

Dilutive EPS excluding the noncash impact resulting from the repurchase of preferred stock issued to the U.S. Treasury is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The Company believes that presenting the Non-GAAP dilutive EPS provides more clarity to the users of financial statements.

Quarter Ended
December 31, 2010
GAAP Diluted EPS	$0.22
Impact of noncash charge resulting from the repurchase of preferred stock issued to the U.S. Treasury	0.13
Non-GAAP Diluted EPS	$0.35